UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2017

DATARAM CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	1-8266	22-18314-09
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Alexander Road, Suite 100, Princeton, NJ 08540

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (609) 799-0071

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 8, 2017, Dataram Corporation (the “Company”) and David A. Moylan, the Company’s former President and Chief Executive Officer, entered into a separation agreement (the “Moylan Separation Agreement”). Mr. Moylan remains a director of the Company and its wholly owned subsidiary Dataram Memory and remains the President and Chief Executive Officer of Dataram Memory. As previously disclosed, Mr. Moylan resigned as Chairman of the Board of Directors and as the President and Chief Executive Officer of the Company on May 23, 2017 in connection with the closing of the transactions contemplated by the Agreement and Plan of Merger, as amended and restated on July 29, 2016, and further amended and restated on September 14, 2016 and November 28, 2016 with Dataram Acquisition Sub, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“DAS”), U.S. Gold Corp., a Nevada corporation (“USG”) and Copper King LLC, the principal shareholder of USG pursuant to which USG merged (the “Merger”) with and into DAS, with USG surviving the merger as the surviving corporation, as more fully described in that certain Registration Statement on Form S-4 (File No. 333-215385) declared effective by the Securities and Exchange Commission on March 7, 2017 (the “Registration Statement”).

Under the terms of the Moylan Separation Agreement, Mr. Moylan will receive a severance payment of an aggregate of $494,227. Unless revoked, the agreement becomes effective eight days following execution. Such severance payment is the sole and exclusive payment by the Company and is in lieu of any and all payments or obligations, including any separation payments under prior agreements between Mr. Moylan and the Company or as described in the Registration Statement. Also as set forth in the Moylan Separation Agreement, Mr. Moylan will, until terminated by the Company’s Board of Directors at its sole option with two weeks notice, serve as the President and Chief Executive Officer of Dataram Memory for a monthly fee of $19,667, payable 90% in common stock of the Company and 10% in cash and provide general consulting and support services to the Company.

On June 6, 2017, Anthony Lougee resigned as Chief Financial Officer of the Company pursuant to a Change in Control and Severance Agreement by and between the Company and Mr. Lougee dated July 31, 2015 (the “Lougee Severance Agreement”). Mr. Lougee’s decision to resign did not result from any disagreement with the Company, the Company’s management or the Board of Directors. On June 8, 2017, the Company entered into a separation agreement with Mr. Lougee (the “Lougee Separation Agreement”). Under the terms of the Lougee Separation Agreement, Mr. Lougee will receive a severance payment of an aggregate of $221,718. Unless revoked, the agreement becomes effective eight days following execution. Such severance payment is the sole and exclusive payment by the Company and is in lieu of any and all payments or obligations, including any separation payments under prior agreements between Mr. Lougee and the Company, including the Lougee Severance Agreement, or as described in the Registration Statement.

On June 8, 2017, we reappointed Mr. Lougee to serve as our Chief Financial Officer and as the Chief Financial Officer of Dataram Memory and entered into an amended and restated offer letter agreement (the “Employment Agreement”). Mr. Lougee’s compensation shall remain the same as his compensation immediately prior to his resignation: a base salary of $144,000 with additional monthly cash payments of $2,500 through the earliest to occur of (i) his resignation or removal as Chief Financial Officer of the Company or of Dataram Memory or (ii) November 23, 2017. He shall also receive a monthly award of 500 shares of restricted common stock. Mr. Lougee’s employment is on an at-will basis and may be terminated without notice at any time by Mr. Lougee or the Board of Directors. The Employment Agreement cancels and supersedes the Lougee Severance Agreement, the offer letter agreement by and between the Company and Mr. Lougee dated July 31, 2015 and the incentive agreement by and between the Company and Mr. Lougee dated February 7, 2017.

The foregoing description of the terms of the Moylan Separation Agreement, the Lougee Separation Agreement and the Employment Agreement do not purport to be complete and are subject to, and qualified in their entirety by reference to, the Moylan Separation Agreement, the Lougee Separation Agreement and the Employment Agreement, which are filed herewith as Exhibit 10.1, Exhibit 10.2 and 10.3, respectively, and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description of Exhibit
10.1	Separation Agreement dated June 8, 2017 by and between Dataram Corporation and David A. Moylan
10.2	Separation Agreement dated June 8, 2017 by and between Dataram Corporation and Anthony Lougee
10.3	Amended and Restated Offer Letter dated June 8, 2017 by and between Dataram Corporation and Anthony Lougee

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATARAM CORPORATION

Dated: June 12, 2017	/s/ Edward M. Karr
Edward M. Karr
Chief Executive Officer